Exhibit 99.1

           Midas Delivers Solid Results and Returns To Profitability

    ITASCA, Ill.--(BUSINESS WIRE)--Aug. 5, 2004--Midas, Inc.
(NYSE:MDS):

    --  Second quarter net income of $2.6 million--or $0.16 per share

    -- U. S. comparable store retail sales up for fifth consecutive quarter

    --  Interest expense down 65 percent from second quarter of 2003

    Midas, Inc. (NYSE:MDS) reported net income of $2.6 million--or $0.16 per diluted share--for the second quarter ended July 3, 2004, the company's first quarterly net income since the third quarter of 2002.
    Last year, Midas reported a second quarter loss of $32.7 million--or $2.10 per diluted share--after business transformation charges of $50.8 million--or $1.99 per share--for establishment of an accrual for warranty obligations, asset write-downs and employee severance costs related to the company's shutdown of its wholesale distribution system.
    "The significant progress Midas has made over the past 18 months and these positive results demonstrate that our plan to transform Midas into a profitable franchise retail business is working," said Alan D. Feldman, Midas' president and chief executive officer.
    Midas reported a comparable shop sales increase of 1.4 percent in the second quarter in its North American shops, as the U. S. shops reported their fifth consecutive quarter of increases.
    "These positive trends in retail sales are the result of our continued focus on our core brake business, resulting in an increase in brake sales of five percent for both the second quarter and first half," Feldman said. "Additionally, we are making excellent progress on programs we are developing with our dealers to add maintenance, tires and commercial fleet to our service mix."
    During the quarter, Midas officially launched its new Bridgestone/Firestone tire program in local market meetings with dealers and in training sessions for shop employees. More than 750 Midas shops are now selling Bridgestone/Firestone tires.
    "The net income during the second quarter is the result of the company's comprehensive efforts to eliminate unprofitable operations, to increase revenues in the profitable components of our business and to reduce the company's operating expenses," Feldman said. "Importantly, because of our reduced debt level and our first quarter refinancing at significantly lower interest rates, our interest expense for the second quarter was $2.5 million, down more than 65 percent from $7.3 million last year.

    2004 Second Quarter and First Half Results

    Royalties and license fees were $16.8 million for the quarter and $31.3 million for the first half, up from $16.5 million and $30.3 million, respectively, last year. Real estate revenues were $9.0 million for the quarter and $18.1 million for the first half, compared to $8.9 million and $17.9 million last year.
    Retail sales at Midas' 73 company-operated shops were $9.3 million for the quarter and $17.9 million for the first half, down from $11.2 million and $22.9 million, respectively, last year when Midas operated an average of 94 shops during the first half. On a comparable shop basis, retail sales at company-operated shops increased 1.6 percent in the second quarter.
    Replacement part sales and product royalties were $16.2 million for the quarter and $30.3 million for the first half, down from $40.8 million and $80.4 million in the same periods last year. Because of the significant changes in the supply chain during the past year, year-over-year revenue comparisons are not meaningful for the replacement parts business.
    Overall sales and revenues for the second quarter of 2004 were $52.0 million and $98.9 million for the six months, compared to $77.9 million and $152.4 million for the same periods in 2003. Last year's revenues included wholesale sales from Midas' regional distribution centers and Parts Warehouse, Inc. (PWI) quick-delivery sites, all of which are now closed.
    Selling, general and administrative (SG & A) expenses were $23.4 million for the quarter and $45.4 million for the first six months, down from $36.5 million and $73.8 million, respectively, last year. The declines are primarily the result of exiting the parts distribution business.
    Second quarter operating income was $6.5 million and $11.8 million for the first half, compared to operating losses of $46.7 million in the quarter and $51.9 million in the first half of last year. The 2003 operating results were negatively affected by significant business transformation charges.
    Operating margin for the second quarter of 2004 was 12.5 percent, up from 11.3 percent in the first quarter.
    "We are encouraged by the trends we are experiencing in operating results," Feldman said. "Midas shops in North America are seeing positive momentum in retail sales and profitability as we continue to grow our brake business and enhance our service offering to include tires, maintenance and fleet."

    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering and suspension services, as well as maintenance services, tires and batteries at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including nearly 1,900 in the United States and Canada.

    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2003 annual report on Form 10-K.



                              MIDAS, INC.
            CONDENSED STATEMENTS OF OPERATIONS (Unaudited)
             (In millions, except for earnings per share)

                                For the quarter    For the six months
                               ended fiscal June   ended fiscal June
                             -----------------------------------------
                               2004       2003      2004      2003
                             -----------------------------------------
                             (13 weeks)(13 weeks) (26 Weeks)(26 Weeks)

Sales and revenues:
  Franchise royalties and
   license fees                  $16.8     $16.5      $31.3     $30.3
  Real estate revenues             9.0       8.9       18.1      17.9
  Company-operated shop
   retail sales                    9.3      11.2       17.9      22.9
  Replacement part sales and
   product royalties              16.2      40.8       30.3      80.4
  Other                            0.7       0.5        1.3       0.9
                             -----------------------------------------
      Total sales and
       revenues                   52.0      77.9       98.9     152.4
                             -----------------------------------------
Cost of sales and revenues:
  Real estate cost of
   revenues                        5.5       5.2       11.0      10.3
  Company-operated shop cost
   of sales                        1.8       2.4        3.3       5.0
  Replacement part cost of
   sales                          12.4      26.4       22.9      54.5
  Warranty expense                 2.4       3.3        4.5       6.2
  Business transformation
   charges (warranty reserve)       --      33.3         --      33.3
  Business transformation
   charges (inventory write-
   down)                            --       8.6         --       8.6
                             -----------------------------------------
      Total cost of sales and
       revenues                   22.1      79.2       41.7     117.9
                             -----------------------------------------

      Gross profit (loss)         29.9     ( 1.3)      57.2      34.5

Selling, general, and
 administrative expenses          23.4      36.5       45.4      73.8
Business transformation
 charges                            --       8.9         --      12.6
                             -----------------------------------------

      Operating income (loss)      6.5    ( 46.7)      11.8    ( 51.9)

Interest expense                 ( 2.5)    ( 7.3)     ( 7.6)   ( 11.6)
Loss on early extinguishment
 of debt                            --        --      ( 4.7)    ( 1.4)
Other income, net                  0.2       0.5        0.5       0.9
                             -----------------------------------------

      Income (loss) before
       income tax expense
       (benefit)                   4.2    ( 53.5)        --    ( 64.0)
Income tax expense (benefit)       1.6    ( 20.8)        --    ( 24.9)
                             -----------------------------------------

      Net income (loss)           $2.6   $( 32.7)       $--   $( 39.1)
                             =========================================

Earnings (loss) per share:
  Basic                          $0.16   $( 2.10)     $0.00   $( 2.55)
                             =========================================
  Diluted                        $0.16   $( 2.10)     $0.00   $( 2.55)
                             =========================================


Average number of shares:
  Common shares outstanding       15.3      15.1       15.2      15.0
  Common stock warrants            0.3       0.5        0.3       0.3
                             -----------------------------------------
  Shares applicable to basic
   earnings                       15.6      15.6       15.5      15.3
  Equivalent shares on
   outstanding stock awards        0.6        --        0.6        --
                             -----------------------------------------
  Shares applicable to
   diluted earnings               16.2      15.6       16.1      15.3
                             =========================================


Capital expenditures              $0.1      $0.4       $0.4      $1.4
                             =========================================


                              MIDAS, INC.
                       CONDENSED BALANCE SHEETS
                             (In millions)

                                                 Fiscal      Fiscal
                                                  June      December
                                                  2004        2003
                                                  ----        ----
                                               (Unaudited)
Assets:
Current assets:
  Cash and cash equivalents                        $0.6         $7.4
  Receivables, net                                 39.9         38.0
  Inventories, net                                 12.7         14.5
  Deferred income taxes                            10.9         13.9
  Other current assets                             10.5          9.9
                                                 -------      -------
      Total current assets                         74.6         83.7
Property and equipment, net                       125.4        131.7
Intangible assets                                   0.3          0.3
Deferred income taxes                              58.4         56.1
Other assets                                        8.9         11.6
                                                 -------      -------
      Total assets                               $267.6       $283.4
                                                 =======      =======

Liabilities and equity:
Current liabilities:
  Current portion of long-term obligations        $11.8         $8.0
  Accounts payable                                 14.4         13.7
  Accrued expenses                                 39.7         47.5
                                                 -------      -------
      Total current liabilities                    65.9         69.2
Long-term debt                                     72.9         85.2
Obligations under capital leases                    5.6          6.5
Finance lease obligation                           37.2         37.5
Accrued warranty                                   33.5         33.8
Other liabilities                                  12.4         15.1
                                                 -------      -------
      Total liabilities                           227.5        247.3
                                                 -------      -------

Shareholders' equity:
  Common stock ($.001 par value, 100 million
   shares authorized, 17.5 million shares
   issued) and paid-in capital                     22.0         23.8
    Treasury stock, at cost (1.8 million shares
     and 2.2 million shares)                      (42.3)       (49.6)
    Unamortized restricted stock awards            (2.5)        (1.3)
    Retained income                                74.8         74.8
    Cumulative other comprehensive loss           (11.9)       (11.6)
                                                 -------      -------
      Total shareholders' equity                   40.1         36.1
                                                 -------      -------
      Total liabilities and equity               $267.6       $283.4
                                                 =======      =======

    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com